NEWPORT NEWS HAS RECEIVED TAKEOVER PROPOSAL
                       FROM GENERAL DYNAMICS

NEW ORLEANS, LOUISIANA - Feb. 18, 1999 - Avondale Industries, Inc. (Nasdaq/NMS-AVDL) announced today that it has been informed by Newport News Shipbuilding (NYSE-NNS) that Newport News has received an unsolicited offer from General Dynamics (NYSE-GD) proposing to acquire Newport News for $38.50 per share in cash, subject to due diligence and antitrust clearance from the appropriate regulatory authorities.

On January 19, 1999, Avondale and Newport News announced a proposed merger that is currently under regulatory review. Under the merger agreement, Newport News is not permitted to engage in discussions or negotiations with respect to any other acquisition proposal unless its board determines that the proposal could result in a "superior proposal." A "superior proposal" is one that Newport News' board determines is reasonably capable of being completed, taking into account legal, regulatory and other factors, and that presents more favorable terms, financial and otherwise, taken as a whole, to its shareholders, than the agreement with Avondale.

While the General Dynamics letter did not specifically ask Newport News to terminate its agreement with Avondale, the letter states that Newport News' proposed acquisition of Avondale would create antitrust problems in a combination of General Dynamics and Newport News.

Newport News has informed Avondale that, due to antitrust concerns, its board has not been able to conclude at this time that the General Dynamics proposal is reasonably capable of being completed. Avondale has informed Newport News that it supports this determination and remains fully committed to the transaction with Newport News. Newport News has also informed Avondale that, in order to satisfy Newport News' board's concerns regarding the reasonable certainty of closing the General Dynamics/Newport News acquisition, the board would require a finding by the Department of Defense that there is a reasonable likelihood of approval, and that Newport News has requested a response from the Department of Defense.

Avondale believes that a combination of Avondale and Newport News would enhance competition in the industry and would not present antitrust concerns, unlike a combination of General Dynamics and Newport News. Albert
L. Bossier, Jr., Chairman and Chief Executive Officer of Avondale, said, "The combination of Avondale and Newport News creates a strong new competitor that can design, build and maintain every ship in the Navy and Coast Guard fleets. We believe that the combination of Avondale and Newport News offers the best value to the shareholders, customers and employees of both companies."

Avondale Industries, Inc., headquartered in metro New Orleans, designs, builds and overhauls both military and commercial ships. The Company employs 6,000 people and has annual revenue of approximately $750 million.
__________________________________
Contact:
     Avondale Industries, New Orleans
     Thomas M. Kitchen 504/436-5237
     or
     Eugene K. Simon 504/436-5664